Exhibit (m)(11)(v)

GMO

AMENDMENT TO OPERATING AGREEMENT

This Amendment (“Amendment”) is made as of June 12, 2014, by and between Charles Schwab & Co., Inc. (“Schwab”), a California corporation, and each registered investment company (“Fund Company”) executing this Amendment on its own behalf and on behalf of each of its series or classes of shares (“Fund(s)”) listed on Schedule I hereto, and amends the Operating Agreement between the parties, made as of April 19, 2000, as amended thereafter (“Operating Agreement”). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Operating Agreement.

WHEREAS, the parties wish to amend Schedule I to the Operating Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Schedule I to the Operating Agreement shall be deleted in its entirety and the Schedule I attached hereto shall be inserted in lieu thereof.

2. Except as specifically set forth herein, all other provisions of the Operating Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of the parties hereto.

SCHWAB Required Signature		FUND COMPANY Required Signatures

CHARLES SCHWAB & CO., INC.		GMO TRUST, on its own behalf and on behalf of each Fund listed on Schedule I hereto

By:	/s/ Doug Hanson	By:	/s/ Jason Harrison
	Dough Hanson	Name:	Jason Harrison
	Vice President	Title:	Clerk
Date:	6/27/14	Date:

GMO SERIES TRUST, on its own behalf and on behalf of each Fund listed on Schedule I hereto

		By:	/s/ Jason Harrison
		Name:	Jason Harrison
		Title:	Clerk
Date:

.

GMO

SCHEDULE I TO THE OPERATING AGREEMENT

— Additions and/or changes are noted in BOLD —

Fund Company	Fund	Share Class	No-load	Purchase Availability	PPMF ($)	Minimum Waived	Effective Date
GMO Series Trust	GMO Benchmark Free Allocation Series Fund	Class R6	*	PLAN	$0	—	4/1/14
GMO Series Trust	GMO Global Asset Allocation Series Fund	Class R6	*	PLAN	$0	—	4/1/14
GMO Series Trust	GMO Global Equity Allocation Series Fund	Class R6	*	PLAN	$0	—	4/1/14
GMO Series Trust	GMO International Developed Equity Allocation Series Fund	Class R6	*	PLAN	$0	—	6/12/14
GMO Series Trust	GMO International Equity Allocation Series Fund	Class R6	*	PLAN	$0	—	4/1/14
GMO Trust	GMO Emerging Countries Fund	Class III		None	$20	YES	5/31/02
GMO Trust	GMO Emerging Markets Fund	Class III		None	$0	—	4/19/00
GMO Trust	GMO Foreign Fund	Class II	*	None	$0	—	4/19/00
GMO Trust	GMO International Equity Fund	Class III		(1)	$20	NO	4/19/00
GMO Trust	GMO Quality Fund	Class III	*	(2); (3)	$20	YES	3/10/10

*	Indicates that Fund has no sales charge, as that term is defined in Rule 2830, and, if such Fund has a distribution or shareholder servicing plan maintained or adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), such Fund’s Rule 12b-1 Plan does not exceed 25 basis points per annum.
(1)	Indicates that Fund can be made available for purchase to customers of Kaspick and Company LLC.
(2)	Indicates that Fund can be made available for purchase to customers of Prodigy Asset Management, LLC.
(3)	Indicates that Fund can be made available for purchase to customers of Carleon Capital Partners, LLC.
None	Indicates that Fund shares can only be custodied and redeemed through the Account(s) and that Schwab will not place purchases of Fund shares under this Agreement.
PLAN	Indicates that Fund can be made available for purchase by participants (including personal choice retirement accounts or otherwise) in retirement and deferred compensation plans and trusts used to fund those plans, including, but not limited to those defined in Section 401(a), 403(b), or 457 of the Internal Revenue Code and “rabbi trusts” for which (a) Schwab acts as broker-dealer, (b) Charles Schwab Bank acts as trustee of the trust funds under the Plans, and/or (c) Schwab Retirement Plan Services, Inc. or another entity acts as recordkeeper.

2